As filed with the Securities and Exchange Commission on October 14, 1997.
                                                Registration No. 333-___________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                         ------------------------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                              THINK NEW IDEAS, INC.
             (Exact name of registrant as specified in its charter)
      DELAWARE                                                95-4578104
 (State or Other Jurisdiction of                          (I.R.S. Employer
  Incorporation or Organization)                          Identification No.)
                              45 W. 36TH STREET - 12TH FLOOR
                                 NEW YORK, NEW YORK 10018
                                      (212) 629-6800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

        THINK NEW IDEAS, INC. AMENDED AND RESTATED 1997 STOCK OPTION PLAN
                              (Full Title of Plan)
                         ------------------------------

                    SCOTT A. MEDNICK, CHIEF EXECUTIVE OFFICER
                              THINK NEW IDEAS, INC.
                              8000 SUNSET BOULEVARD
                                 PENTHOUSE EAST
                              LOS ANGELES, CA 90046
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------
                                   Copies to:
                            Victoria A. Baylin, Esq.
                           Kirkpatrick & Lockhart LLP
                          1800 Massachusetts Avenue, NW
                              Washington, DC 20036
                                 (202) 778-9000

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                             Proposed Maximum      Proposed Maximum        Amount Of
                                              Amount To     Aggregate Price Per   Aggregate Offering     Registration
   Title Of Securities To Be Registered          Be              Share (1)             Price (2)            Fee (1)
                                            Registered(1)
Options                                         -----              -----                 -----               -----
Common Stock, $.0001 par value (2)            2,000,000           $11.47              $22,940,000           $6,952
======================================================================================================================

(1) Represents the maximum number of shares of Common Stock which may be issued pursuant to exercise of options granted under the THINK New Ideas, Inc. Amended and Restated 1997 Stock Option Plan.
(2) Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the bid and asked prices for the Common Stock on October 13, 1997.
(3) Represents the same shares of Common Stock described in the line above, which may be resold by the holder upon exercise of options issued under the above-referenced stock option plan.
(4) Pursuant to Rule 457(h), no additional fee is payable since the shares of Common Stock, which may be offered for resale, are the same shares being registered hereby upon their initial issuance pursuant to the above-referenced stock option plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

         This Registration Statement (the "Registration Statement") relates to the issuance by THINK New Ideas, Inc. (the "Company") of up to 2,000,000 shares of its common stock, par value $.0001 per share (the "Common Stock") upon exercise of options granted under the Company's Amended and Restated 1997 Stock Option Plan (the "Plan").

         The purpose of the Plan is to induce officers, directors, employees and consultants of the Company (or any subsidiary of the Company) who are in a position to contribute materially to the Company's prosperity to remain with the Company, to offer such persons incentives and rewards in recognition of their contributions to the Company and to encourage such persons to continue to promote the best interests of the Company.

         The Plan provides for the grant to employees of options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, and options which do not so qualify to persons including those who are not employees.

         The Plan is currently administered by the board of directors (the "Board") of the Company, but may be administered pursuant to the terms of the Plan, by a committee of the Board, provided that such committee has at least two members, each of whom is not an employee.

         The exercise price, period of exercise and number of shares subject to options granted under the Plan is within the discretion of the administrator of the Plan, subject to certain requirements as to the pricing and exercise period of certain qualified and non-qualified options granted to stockholders based on the percentage of their ownership of the Company's common stock.

         The Plan was authorized by the Board of Directors in February 1997 and will be submitted for approval of the stockholders of the Company at the Company's next annual meeting of stockholders, which is currently scheduled for December 11, 1997.

         The foregoing information relating to the Plan is intended to provide a summary thereof and does not purport to be a complete description of the Plan. Such summary should be read in conjunction with the Plan which has been filed as
Exhibit 4 hereto and is incorporated herein by reference in its entirety.

Document(s) containing more specific information regarding the Plan as required by this Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b) promulgated under the Securities Act of 1933, as amended, and are not a part of this Registration Statement.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         The participants in the Plan have been provided with copies of the Plan and the documents incorporated herein by reference in Part II: Item 3 hereof. Such participants have been advised by the Company in writing that such documents will continue to be available, without charge, to the participants upon written request to the Company at its principal offices at 45 W. 36th Street, New York, New York 10018 (Phone: 212-629-6800).


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, including any amendments thereto, which have been or shall be filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference and shall be deemed to be a part hereof from the date of filing such documents.

          (a) The Company's annual report on Form 10-KSB for the year ended June 30,1997 (File No. 000-21775); and

          (b) All reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act of 1934 (the "Exchange Act") subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold.

ITEM 4. DESCRIPTION OF SECURITIES.

         The Certificate of Incorporation of the Company authorizes the issuance of up to 50,000,000 shares of Common Stock, $.0001 par value per share. Each share of Common Stock entitles the holder thereof to one vote on each matter submitted to the stockholders of the Company. The holders of Common Stock are entitled to receive ratable dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Company, the holders of Common Stock are entitled to share ratably in all of the assets of the Company available for distribution. The Common Stock has no preemptive, subscription or conversion rights, or redemption or sinking fund provisions applicable thereto. All outstanding shares of Common Stock are fully paid and non-assessable. The Company has not paid any dividends on its Common Stock to date.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         The Certificate of Incorporation of the Company limits the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law provides that a corporation's certificate of incorporation may limit the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors except for liability: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) arising under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

         The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8. EXHIBITS.

         4        THINK New Ideas,  Inc.  Amended and Restated 1997 Stock Option
                  Plan

         5(a)     Opinion of Counsel regarding legality.

         23(a)    Consent of BDO Seidman, LLP

         23(b)    Consent of Counsel included in Exhibit 5(a).

ITEM 9. UNDERTAKINGS

         The Company hereby undertakes:

         A.  Rule 415 Offering.
             ------------------
         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed information with respect to the plan of distribution;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. Subsequent Exchange Act Documents Incorporated by Reference:
            ------------------------------------------------------------

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and each filing of the Plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.  Indemnification.
             ----------------

         (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on October 10, 1997.

                              THINK NEW IDEAS, INC.

                              By:  Scott A. Mednick
                                   ----------------
                                   Scott A. Mednick, Chief Executive Officer


                                POWER OF ATTORNEY

         We, the  undersigned  officers and  directors  of the  Company,  hereby severally constitute and appoint Scott A. Mednick our true and lawful attorney-in-fact and agent, with full power to him to sign any and all amendments (including post effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all interest and purposes as we might or could do in person, ratifying and conforming all that said attorney-in-fact and agent or any of them, or his substitute or substitutes, may unlawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of October 14, 1997.


/s/ Scott A. Mednick                  Chief Executive Officer, Chairman
----------------------------------    of the Board and Director
Scott A. Mednick

/s/ Ronald Bloom                      President and Director
----------------------------------
Ronald Bloom

/s/ Melvin Epstein                    Chief Financial Officer and Secretary
----------------------------------
Melvin Epstein

/s/ Adam Curry                        Chief Technology Officer and
----------------------------------
Adam Curry                            Director

/s/ Larry Kopald                      Chief Creative Officer and Director
----------------------------------
Larry Kopald

/s/ Barry Wagner                      Director
----------------------------------
Barry Wagner

/s/ Richard Char                      Director
----------------------------------
Richard Char

/s/ Marc Canter                       Director
----------------------------------
Marc Canter